Exhibit 3.25(c)

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Carrier Excavation and Foundation Company, and the name of the corporation being merged into this surviving corporation is Olive Branch Ready Mix, Inc.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Carrier Excavation and Foundation Company, a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on the date of filing.

SIXTH: The Agreement of Merger is on file at 2925 Briarpark, Suite 500, Houston, Texas 77042, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 10th day of February, A.D., 2003.

By:	/s/ Cesar Monroy

Authorized officer

Name:	Cesar Monroy

Title:	Vice President